Exhibit 10.4

Form of Class P-4 Common Units

Class P-4 Common Unit Award Agreement

To: [•]

Dear [•]:

We are pleased to confirm that you have been awarded a conditional grant of Class P-4 Common Units (the “Class P-4 Units”) in each of Sculptor Capital, LP (“SC”), Sculptor Capital Advisors LP (“SCA”), and Sculptor Capital Advisors II LP (“SCAII,” and together with SC and SCA, the “Partnerships”), in each case, pursuant to the limited partnership agreement of the applicable Partnership (such limited partnership agreements, the “LPAs”) (your “Class P-4 Grants”). Capitalized terms used in this Award Agreement (this “Award Agreement”) and not defined herein will have the meaning assigned to them in the LPAs.

Your Class P-4 Grants shall be conditionally issued to you by the Partnerships in the numbers specified below and effective as of the date of grant specified below:

Class P-4 Grants:

(1) SC Class P-4 Units: [•] Class P-4 Units in SC

(2) SCA Class P-4 Units: [•] Class P-4 Units in SCA

(3) SCAII Class P-4 Units: [•] Class P-4 Units in SCAII

Date of Grant: [•]

Vesting Commencement Date: [•]

Certain Defined Terms

Notwithstanding anything to the contrary in the LPAs, the following defined terms shall apply to your Class P-4 Units:

”“Class P Service Condition” or “Service Condition” shall be satisfied as to one-third of the Class P-4 Units on each of the third, fourth and fifth anniversaries of the Vesting Commencement Date (each date, a “Service Condition Date”) (with the number of Class P-4 Units pursuant to which the Service Condition is satisfied on the first two Service Condition Dates being rounded to the nearest whole unit and the Service Condition being satisfied as to 100% of the Class P-4 Units on the fifth anniversary of the Vesting Commencement Date); provided, that, except as otherwise contemplated in this Award Agreement, you remain an Active Individual LP through the applicable Service Condition Date (and you have not resigned or provided notice of your resignation on or before such date).

“Class P Performance Condition” or “Performance Condition” shall be satisfied as to the percentage of Class P-4 Units set forth below on the date on which the Total Shareholder Return specified below has been achieved during the Class P Performance Period.

Total Shareholder Return Threshold	Percentage of Class P-4 Units
66%	25%
80%	25%
94%	25%
108%	25%

“Class P Performance Period” means the period beginning on the Vesting Commencement Date and ending on the seventh anniversary of the Vesting Commencement Date.

“Reference Price” means the greater of (x) twenty-four dollars ($24) and (y) the Average Share Price for the trading days between January 1, 2021 and the Vesting Commencement Date.

“Total Shareholder Return” means, as of any date, a fraction, (i) the numerator of which is the sum of (A) the increase in the Average Share Price for the previous 60 calendar days compared to the Reference Price as of the Vesting Commencement Date and (B) the aggregate amount of distributions made in respect of one Class A Share after the Vesting Commencement Date, and (ii) the denominator of which is the Reference Price, subject to any equitable adjustments for stock splits and other capitalization changes. The “Total Shareholder Return” for any Class P-4 Unit shall not take into account more than $4.00 (subject to any equitable adjustments for stock splits and other capitalization changes) of aggregate distributions per Class A Share during the period beginning on the Recapitalization Date until the end of the Distribution Holiday.

“Individual Partner Agreement” shall mean [•].

Interim Distributions

Any Class P-4 Unit that has satisfied a Class P Performance Condition but not yet met the Class P Service Condition (as such terms are defined above) (“Eligible Units”) shall have a notional right to any distributions made on Class A Units (“Distributions”); provided, that any Distributions payable with respect to such Class P-4 Units shall be paid to the Participant by issuing to him or her a number of Class P-4 Units equal to (x) the aggregate Distributions payable with respect to the Eligible Units divided by (y) the Fair Market Value of a Class A Share on the date (or the immediately preceding trading day as determined by the Partnerships in their discretion)

on which Distributions are otherwise paid to holders of Class A Units (any such newly issued Class P-4 Units, “Dividend Equivalent P Units”). Dividend Equivalent P Units will be subject to the same Class P Service Conditions as the Eligible Units and shall only become vested if, when and to the extent such underlying Eligible Units vest. No Class P-4 Units shall have rights to Distributions with a record date prior to the date on which such Class P-4 Units have satisfied a Class P Performance Condition.

Vesting (General)

The Class P-4 Units shall vest as specified above upon the satisfaction of both the Class P Service Condition and the applicable Class P Performance Condition (each date on which both the Class P Service Condition and the applicable Class P Performance Condition have been met with respect to any Class P-4 Unit, a “Vesting Date”; provided, that, except as otherwise set forth in this Award Agreement, you remain an Active Individual LP through the applicable Vesting Date (and have not resigned or provided notice of your resignation on or before such date); provided, further, that any Class P-4 Unit that has not vested as of last day of the Class P Performance Period shall be forfeited automatically. Notwithstanding anything to the contrary in the LPAs, the Performance Condition of the Class P-4 Units may be satisfied at any time (including, for the avoidance of doubt, prior to the Service Condition being satisfied).

Treatment upon Withdrawal

Notwithstanding anything to the contrary in the LPAs, (x) upon a Withdrawal for any reason, you shall retain all Class P-4 Units that have met the Service Condition and Performance Condition and (y) any unvested Class P-4 Units shall be treated as follows:

•

Withdrawal for Cause; Withdrawal due to Resignation. If you are subject to a Withdrawal pursuant to clause (A) of Section 8.3(a)(i) (Cause) of the LPAs or you provided notice of your intention to become subject to a Withdrawal pursuant to clause (C) of Section 8.3(a)(i) (Resignation) of the LPAs, all of the then-unvested Class P-4 Units shall be forfeited and cancelled as of the date of such Withdrawal.

•

Withdrawal without Cause. If you are subject to a Withdrawal without Cause (as defined in Exhibit E-1 of the LPAs), the Service Condition shall be deemed to be satisfied with respect to a number of additional Class P-4 Unit equal to (x) the number of Class P-4 Units, multiplied by the number of months from the Vesting Commencement Date through the date of such Withdrawal, divided by sixty (60) (the “Covered Units”), plus (y) the number of Class P-4 Units less the number of Covered Units, which difference is then multiplied by fifty percent (50%), less (z) the number of Class P-4 Units that had, prior to such Withdrawal, satisfied the Service Condition. The portion of the Class P-4 Units that have satisfied, or been deemed to have satisfied, the Service Condition (but not yet satisfied the Performance Condition) as of the date of such Withdrawal shall remain outstanding and eligible to vest upon satisfaction of the Performance Condition until the second anniversary of the effective date of such Withdrawal; provided, that any unvested Class P-4 Units that have not satisfied the Performance Condition on or prior to the earlier of (A) such second anniversary or (B) the last day of the Performance Period shall be forfeited.

•

Death or Disability. In the event you cease to be an Active Individual LP due to your death or Disability, the Service Condition shall be waived and the Class P-4 Units shall remain outstanding and eligible to vest upon satisfaction of the Performance Condition until the second anniversary of the date of such death or Disability; provided, that any unvested Class P-4 Units that have not satisfied the Performance Condition on or prior to the earlier of (A) such second anniversary or (B) the last day of the Performance Period shall be forfeited.

Treatment upon Change of Control

In the event of a Change of Control (as such term is defined in the LPAs), (x) all Class P-4 Units that have met the Service Condition and Performance Condition shall be retained by you and (y) with respect to any unvested Class P-4 Units, the Service Condition shall be waived and the Performance Condition shall be satisfied to the extent that such Change of Control results in achievement of the applicable Total Shareholder Return Threshold set forth in the table above. If the Total Shareholder Return achieved in a Change of Control is determined to be between any of the Total Shareholder Return Thresholds set forth in the table above, the determination of the number of Class P-4 Units that become vested in such Change of Control shall be determined by applying linear interpolation. With respect to any portion of the unvested Class P-4 Units (including any equity received in exchange of such Class P-4 Units) that do not satisfy the applicable Performance Condition in such Change of Control (referred to herein as the “Carryover Units”), (i) 25% of such Carryover Units shall be deemed to have satisfied the applicable Performance Condition immediately prior to such Change of Control and (ii) 75% of the Carryover Units will remain outstanding and eligible to vest on the same terms and conditions as the Class P-4 Units.

Condition to Vesting; Holding Requirement

Your rights to any payments or other benefits under this Award Agreement, including the acceleration or waiver of vesting or continued eligibility to become vested in any Class P-4 Units under this Award Agreement, to be paid or provided after you have ceased to be an Active Individual LP for any reason, are conditioned upon (i) your execution and non-revocation of a general release agreement in the form attached as Exhibit A to the LPAs, subject only to revisions necessary to reflect changes in applicable law, and (ii) your complying in all respects with the LPAs (as modified by the Individual Partner Agreement) including, without limitation, the restrictions regarding Confidentiality, Intellectual Property, Non-Competition, Non-Solicitation, Non-Disparagement, Non-Interference, Short Selling, Hedging Transactions, and Compliance with Policies, set forth in Sections 2.12, 2.13, 2.18, and 2.19 of the LPAs. If the general release is not executed and effective no later than fifty-three (53) days following your Withdrawal or Special Withdrawal, or if you timely revoke your execution thereof, the Partnerships shall have no further obligations under this Award Agreement, and all Class P-4 Units to the extent not yet vested, if any, shall be forfeited.

You acknowledge and agree that, for a period of no less than seven (7) years following the Vesting Commencement Date, you shall be required to hold at least [•]% of the aggregate vested after-tax portion of the sum of (i) any Class P-4 Units (or Class A Shares, to the extent the Class P-4 Units are exchanged for Class A Shares) and (ii) any Class A Shares issued in respect of the vesting of any performance-based restricted Class A Shares of Sculptor Capital Management, Inc.

Other Conditions

The Class P-4 Units constituting each of your Class P-4 Grants is subject to, and conditional on, your compliance with the conditions specified in the LPAs and, by signing this Award Agreement, you acknowledge (i) your receipt of your Class P Unit Grants described above, (ii) your receipt of the LPAs, and (iii) that the Class P-4 Units are subject to the terms and conditions of the LPAs (as modified by this Award Agreement). For the avoidance of doubt, Class P-4 Common Units will (i) constitute Och-Ziff Operating Group P Units (as such term is defined in the Exchange Agreement, dated as of March 1, 2017, by and among Sculptor Capital Management Inc. and the other parties thereto) and (ii) be entitled to rights set forth in Section 3.1(j)(ii) through 3.1(j)(v) of the LPAs, in each case subject to the terms and conditions as set forth therein.

This Award Agreement may be signed in counterparts and all signed copies of this Award Agreement will together constitute one original. This Award Agreement shall be a “Partner Agreement” (as defined in the LPAs).

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Please sign this Award Agreement in the space provided below to confirm your Class P-4 Unit and return a copy at your earliest convenience.

Acknowledge and agreed:

[•]

Sculptor Capital LP

By:	Sculptor Capital Holding
Corporation, its general partner

Name:
Title:

Sculptor Capital Advisors LP
By:	Sculptor Capital Holding
Corporation, its general partner

Name:
Title:

Sculptor Capital Advisors II LP

By:	Sculptor Capital Holding
Corporation, its general partner

Name:
Title: